Exhibit 99


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                                  NEWS RELEASE
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Release Date:     Tuesday, September 12, 2006

Release Time:     4:02 p.m.

Contact:          Eric E. Stickels, Executive Vice President & CFO

Phone:            (315) 366-3702

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    Oneida Savings Bank to Acquire The National Bank of Vernon

         Oneida, NY, September 12, 2006 - Oneida Financial Corp. (NASDAQ: ONFC) ("Oneida"), the parent company of The Oneida Savings Bank, and Vernon Bank
Corporation ("VBC"), the holding company of The National Bank of Vernon ("Vernon") jointly announced today that they have entered into a definitive merger agreement providing for the acquisition of VBC by Oneida. The transaction received unanimous approval of the Boards of Directors of Oneida Financial Corp., Oneida Savings and VBC and due diligence by both companies has been completed.

         Under terms of the agreement, Oneida Savings Bank will pay $54.00 in cash for each of the 210,447 shares of common stock outstanding in Vernon Bank Corporation. Based on VBC's most recent closing price of $29.25, the deal represents an 84.6% premium to shareholders. The terms represent a deal value of approximately $11.4 million. As of June 30, 2006, total assets of The National Bank of Vernon were $61 million; deposits were $54 million and loans receivable were $31 million. It currently operates three branches in Oneida County in the towns of Vernon and Westmoreland, and in the city of Utica. Vernon branches will be re-branded as Oneida Savings Bank facilities.

         The companies expect to complete the merger early in 2007. The merger is subject to approval of the stockholders of VBC and regulatory authorities. Following the completion of the merger, the municipal deposits of VBC will be serviced through Oneida's limited purpose commercial banking subsidiary. Municipalities, school districts and other public funding sources throughout the market area will utilize the entire Oneida Savings Bank branch network to service their needs.

         "Our discussions with The National Bank of Vernon were continually focused on developing a combination of two highly respected banking franchises that best represents the interests of our collective bank customers, employees and shareholders." stated Michael R. Kallet, President and Chief Executive Officer of Oneida Financial Corp. Kallet continued, "Greater access to branch locations, expanded products and services, and our community banking focus ensure that a local financial institution will be servicing the needs of Central New York for generations to come."

         Richard A. Thaler, Chairman of the Board of The National Bank of Vernon stated, "Early

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in our  discussions,  it became apparent that Oneida Savings sought to provide a
`homegrown' banking strategy for our customers. Our merger is an opportunity to enhance our technological capabilities, expand our product line and broaden the branch network in contiguous markets for our collective customer base." Thaler continued, "Oneida Savings Bank has a proven record of providing opportunity for employees, delivering exceptional service to their customers and actively participating in the communities they serve. We view this as a combination of two local institutions that share a common philosophy, history and geography."

         Finpro, Inc. served as financial advisor to Oneida Financial Corp.; Danielson Associates, Inc. served as exclusive financial advisor and provided a fairness opinion to Vernon Bank Corporation in connection with the transaction. Legal counsel for VBC is Bond, Schoeneck & King, PLLC and for Oneida is Luse Gorman Pomerenk and Schick, P.C..

         Oneida Financial Corp. reported total assets at June 30, 2006 of $436.8 million and shareholders' equity of $54.4 million. The Company's wholly owned subsidiaries include; The Oneida Savings Bank, a New York State chartered FDIC insured stock savings bank, State Bank of Chittenango, a state chartered limited-purpose commercial bank, Bailey, Haskell & LaLonde Agency, an insurance and financial services company and Benefit Consulting Group, an employee benefits consulting and retirement plan administration firm. Oneida Savings Bank was established in 1866 and operates eight full-service banking offices in Madison, Oneida and Onondaga counties.

         This release may contain certain forward-looking statements, which are based on management's current expectations regarding economic, legislative, and regulatory issues that may impact the Company's earnings in future periods. Factors that could cause future results to vary materially from current management expectations include, but are not limited to, general economic conditions, changes in interest rates, deposit flows, loan demand, real estate values, and competition; changes in accounting principles, policies, or guidelines; changes in legislation or regulation; and economic, competitive, governmental, regulatory, and technological factors affecting the Company's operations, pricing, products, and services.


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